ISRA CONSULTING

Ref. No. : IICSB/GREENX/2024 (001)
Date : 20 September 2024

بسم الله الرحمن الرحيم

All praise is due to the Almighty; prayers and peace be upon the last Prophet Muhammad, and be upon his relatives and all his companions

Shariah Pronouncement for Green-X Digital Asset Exchange (DAX) Platform by Green-X Corp

1 Background

1.1. Green-X Corp ("Green-X") is an Exchange operator licensed under the Labuan Financial Services and Securities Act 2010 ("LFSSA") whereby security token issuers ("Issuers") offer their security tokens for subscription and trading by investors ("Investors") through Green-X DAX platform ("Exchange"). ISRA International Consulting Sdn Bhd ("ISRA Consulting/Shariah Adviser of Exchange") is responsible for advising on and ensuring end-to-end Shariah compliance for the Exchange's operations.

1.2. ISRA Consulting has issued a Shariah Pronouncement for Green-X DAX platform on 22nd June 2023. The pronouncement was valid for one (1) renewable year from the signing date it borne.

1.3. Following the expiration of the pronouncement, ISRA Consulting conducted a Shariah review exercise in preparation for its renewal.

1.4. The Shariah review followed a specific methodology (as detailed in paragraph 2 below) and serves as the basis for the renewal decision.

1.5. ISRA Consulting have reviewed the following materials:

i. Green-X website;
ii. Green-X DAX platform;
iii. Listing Requirements;
iv. Listing Sponsor Guidelines;
v. SOP for Assessment and Approval of Security Token Offerings;
vi. SOP for Internal Assessment and Approval of DAX Listing Sponsors' Application;
vii. Term of Reference of Green-X Exchange Committee;
viii. Shariah Tokenization Guidelines;

ix. Digital Assets Exchange Swimlane Diagram;

x. STO Pre-sale Order Form;

xi. Compiled documentation on Issuers (Brightsun Limited, Tai Shan Digital, Dignity Corp);

xii. Green-X Corp Financial Statements as of 31 December 2023; and

xiii. Green-X Corp Management Accounts as of 31 December 2023

(Referred as the "Materials").

2 Shariah Review Methodology

2.1. The Shariah review exercise for Exchange by Green-X is conducted in four stages as follows:

First stage – The initial stage involved a comprehensive desktop review of the Exchange's end-to-end structure and process flows, encompassing the pre-Security Token Offering ("STO") issuance phase through to trading, deposits, and withdrawal of digital assets. Internal procedures and guidelines related to the Exchange were meticulously vetted and examined to ensure Shariah compliance.

Second stage – The Reviewer conducted an onsite assessment of the Exchange's back-end system. Discussions were held with key stakeholders, particularly from the Internal Control, Technical, and Operations teams, to obtain first-hand information and clarification on operations and contractual relationships among the parties. This review aimed to confirm the relevance and application of Shariah contracts within the platform's operations.

Third stage – In this stage, all observations, findings, and recommendations from the desktop and onsite reviews were consolidated. These were subsequently submitted to Green-X for further enhancement and incorporation into its process flows, procedures, and documentation to ensure Shariah compliance.

Fourth stage – ISRA Consulting reviewed and assessed Green-X's responses to the observations, findings, and recommendations. This final stage ensured that all feedback was fully addressed and resolved before issuing the Shariah Pronouncement.

3 Key Shariah Highlights

3.1. The Exchange adopts the contract of *Ijarah,* which shall be subject to all rules and requirements relating thereto.

3.2. *Ijarah* is a contract that involves the hiring of services from an entity for a specified period of time, in exchange for a fee (*ujrah*). This contract enables Green-X, as a platform provider, to offer its services including but not limited to the facilitation of security token trading, benefits, and platform access to counterparties, such as Listing Sponsors, Issuers and Investors, in exchange for a fee.

3.3. Digital assets:

i. The digital assets consist of cryptocurrencies, stablecoins and security tokens.

ii. Cryptocurrencies (digital currencies) are recognized as asset (*mal*) from Shariah perspective.

iii. Cryptocurrencies that are based on technology without any underlying assets are categorised as **goods** (*`urudh*) and **not** subject to the principle of currency exchange (*bay` al-sarf*).

iv. Stablecoins are a type of cryptocurrencies whereby their values are pegged and/or backed to another currency or commodity.

v. In the event the stablecoins' values are:

a) pegged **and** backed by *ribawi* items comprising gold, silver and currency (e.g. Tether which is pegged and backed to USD), it is categorised as a **currency** from Shariah perspective and **subject** to the principle of currency exchange, i.e same value of same type and on spot basis[1].

b) pegged and/or backed by non-*ribawi* items (e.g. crude oil), it is categorised as **goods** and **not** subject to the principle of currency exchange.

[1] The trading of the stablecoins must be transacted with same value (for same type only) on the spot (T-day). The trading includes but not limited to:

- **Tether with Tether (same value and on spot basis)**
- **Tether with currency (on spot basis only)**
- **Tether with USD currency (same value and on spot basis)**
- **Tether with gold and silver-backed tokens (on spot basis only)**

vi. The security tokens can be categorized into two categories:

a) asset-backed tokens - represent the digitalization of valuable assets into fractional digital certificates, indicating ownership rights over the asset.

b) equity-based tokens - represent direct ownership or shares in a company, which may include rights to dividends, voting, and other benefits.

The former is considered an asset, while the latter represents equity.

vii. For the purpose of transaction on the platform, the usage of digital assets shall be limited to those have been approved by the Shariah Adviser of the Exchange.

3.4. Green-X E-Wallet:

i. An individual or entity wishing to trade on the Exchange must deposit their digital assets into the Green-X e-wallet. These assets will be used as payment for the subscription to security tokens.

ii. The Green-X e-wallet operates on the principle of *Wadi'ah,* a custodianship based on trust. The custodian is responsible for the safekeeping of the assets and must return them upon the depositor's request.

iii. As this is a trust-based arrangement, the custodian is not permitted to utilize the assets or derive any profits from them. The custodian is also not liable for any loss or damage to the assets unless it results from misconduct, negligence, or a breach of specified terms.

iv. The custodian shall not transfer the assets to a third party without the depositor's consent. If such a transfer occurs without consent, the custodian will be fully responsible for any loss or damage to the assets.

v. For the Green-X e-wallet, certain percentage of the stored digital assets will be transferred to a Cold Wallet provided by BitGo. A Cold Wallet is a secure, offline storage solution designed to protect assets from theft, hacks, and similar risks.

vi. The Cold Wallet provided by BitGo also operates under the concept of *Wadi'ah,* wherein the custodian is responsible for the safekeeping of the assets and must return them upon the depositor's request.

3.5. STO Issuance:

i. The STO issuance on the Exchange shall adhere to the Shariah Tokenization Guidelines.

ii. The subscription of STO adopts sale and purchase (*al-bay'*) contract, incorporating the *hamish jiddiyyah* (as detailed in paragraph 3.10 below).

iii. *Hamish jiddiyyah* refers to a security deposit taken at the promise stage and held as collateral until execution of the contract. Upon execution of the contract, *hamish jiddiyyah* is either refunded to the buyer or adjusted against the payable amount.

3.6. Smart contract:

i. A program stored on a blockchain and represents digital version of traditional contracts made between any parties, but without the need to have independent third-party verification. The verification and validation tasks are handled instead by the Ethereum platform itself. In other words, smart contract is capable self-execution and self-validation.

ii. Works in the form of "If...then..." statements whereby a network of computers executes specific actions when predetermined conditions have been met and verified.

iii. Smart contract is allowable from Shariah perspective when all the necessary Shariah requirements are fully complied as approved by the Shariah Adviser of the Exchange.

3.7. Late payment charges:

i. Late payment charges which consist of compensation (*ta'widh*) at actual loss incurred on overdue fees may be charged by Green-X.

ii. The amount of *ta'widh* is allowed to be recognized as income.

iii. Rate of *ta'widh* which may be imposed shall not be more than 1% per annum on the outstanding amount and shall not be compounded.

3.8. Shariah Compliant Purpose:

i. The purpose of utilization of the raised fund shall be compliant with the Shariah principle.

ii. In the event the project involves in investing in business activities which consist of both Shariah compliant and Shariah Non-Compliant ("SNC") activities (collectively referred as "Mixed Activities"), the SNC activities must not exceed the benchmark as per below.

	Benchmark	
Business-activity Benchmarks	**5%**	The five-per cent benchmark is applicable to the following businesses/ activities: ○ conventional banking and lending; ○ conventional insurance; ○ gambling; ○ liquor and liquor-related activities; ○ pork and pork-related activities; ○ non-halal food and beverages; ○ Shariah non-compliant entertainment; ○ tobacco and tobacco-related activities; ○ interest income* from conventional accounts and instruments (including interest income awarded arising from a court judgement or arbitrator); ○ dividends* from Shariah non-compliant investments; ○ and other activities deemed non-compliant according to Shariah principles as determined by the Shariah Adviser of the Exchange. For the above-mentioned businesses/activities, the contribution of Shariah non-compliant businesses/activities to the revenue or profit before taxation (PBT) of the Micro, Small and Medium Enterprises (MSME)** must be less than 5 per cent.
	20%	The 20-per cent benchmark is applicable to the following businesses/ activities: ○ share trading; ○ stockbroking business; ○ rental received from Shariah non-compliant activities; ○ and other activities deemed non-compliant according to Shariah principles as determined by the Shariah Adviser of the Exchange. For the above-mentioned businesses/activities, the contribution of Shariah non-compliant businesses/activities to the revenue or PBT of the MSME must be less than 20 per cent.
Financial Ratio Benchmarks	**33%**	**Cash over total assets** Cash only includes cash placed in conventional account(s) and/or instrument(s), whereas cash placed in Islamic accounts and instruments is excluded from the calculation.

		The ratio, which is intended to measure riba and riba-based elements within a company's statements of financial position, must be less than 33 per cent.
	33%	**Debt over total assets***** Debt only includes interest-bearing debt whereas Islamic financing or sukuk is excluded from the calculation. The ratio, which is intended to measure riba and riba-based elements within a company's statements of financial position, must be less than 33 per cent.

* Interest income and dividends from Shariah non-compliant investments should be compared against the revenue.

** Definition of MSME by SME Corporation Malaysia:

Sector / Size	Manufacturing	Services and Other Sectors
Micro	Employees - Less than 5 OR Sales turnover - Less than RM300,000	Employees - Less than 5 OR Sales turnover - Less than RM300,000
Small	Employees - From 5 to less than 75 OR Sales turnover - From RM300,000 to less than RM15 million	Employees - From 5 to less than 30 OR Sales turnover - From RM300,000 to less than RM3 million
Medium	Employees - From 75 to less than 200 OR Sales turnover - From RM15 million to not exceeding RM50 million	Employees - From 30 to less than 75 OR Sales turnover - From RM3 million to not exceeding RM20 million

MSME however, excludes:

a) Entities that are public-listed on the main board such as Bursa Malaysia or main bourses in other countries.

b) Subsidiaries of:

- Publicly-listed companies on the main board;
- Multinational corporations (MNCs);
- Government-linked companies (GLCs);
- Ministry of Finance Incorporated (MoF Inc.); and
- State-owned enterprise.

*** For MSME Issuers, the conventional debt over total assets ratio must be less than 49 per cent. This exemption is given for the first three (3) years from the date of issuance of token. After three (3) years, the conventional debt must not exceed 33 per cent. Any request for extension shall be made in written to the Exchange for Shariah Adviser of the Exchange's approval.

iii. Pursuant to 3.8 (ii), if the contributions from non-permissible activities exceed the benchmark, the entity is classified as a Shariah non-approved entity and disqualified from being listed on the Exchange. Notwithstanding, exemption may be allowed on case-to-case basis upon confirmation and approval from the Shariah Adviser of the Exchange.

iv. Notwithstanding 3.8 (iii), if the purpose of financing is specified for Shariah compliant purpose/project, the security token is considered as Shariah compliant.

v. In case the specific purpose/project contains element of non-permissible activities, the exemption may be granted on case-to-case basis upon confirmation and approval from the Shariah Adviser of the Exchange.

3.9. Below are the parties in Exchange:

i. **Green-X:** An Exchange operator, licensed under the Labuan Financial Services and Securities Act 2010 (LFSSA). Green-X operates a Shariah-compliant platform which facilitates the listing of Issuer's security tokens, subscription for security tokens by Investor and trading of security tokens.

ii. **Issuer:** A company which issues Shariah compliant security token through the Exchange and intends to raise funds for Shariah compliant purposes.

iii. **Investor:** Individual or entity that has successfully registered as Green-X e-wallet user on the Exchange and subscribes to security tokens through payment of consideration in the form of digital assets on Exchange.

iv. **DAX Listing Sponsor:** The adviser who is authorised to undertake both Initial Listing Activities and Post Listing Activities including but not limited to performing due diligence on the Issuer's assets and business, preparing the Pre-Consultation Presentation and drafting STO Business Memorandum.

v. **Shariah Adviser of the Exchange**: Herein referred to ISRA Consulting, provides guidelines to the Exchange and ensures operations of the platform are compliant with Shariah rules and principles.

vi. **Shariah Adviser of the Issuer**: Shariah Adviser appointed by Issuer to ensure that Issuer's Assets and purpose of utilisation for security token issuance are operated and managed in compliance with Shariah rules and principles.

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3.10. Structure and mechanism of STO issuance on Exchange:



Issuer
2. Issues tokens
3. Disburses sale payment
4. Disburses income (if any)
GREENX
DIGITAL ASSETS EXCHANGE
5
Investor (B)
Investor (C)
Investor (D)
1. Allocates digital assets
3. Transfer tokens ownership
4
5. Trades tokens
Investor (A)

1. Investor (A) applies for an STO by allocating digital assets, such as Tether (USDT), as security deposits via its e-wallet on the Exchange. The allocated digital assets will be held by Green-X as security deposits until the required fundraising threshold for the security tokens is achieved.
2. Upon reaching the specified fundraising threshold, the Issuer issues the security tokens, which are stored on the Exchange until the listing date.
3. On the listing date of the security tokens on the Exchange, the security deposits are disbursed to the Issuer via its e-wallet as the sale payment. Upon the conclusion of sale and purchase transaction, the ownership of the security tokens is transferred to Investor (A).
4. Income (if any) is disbursed by the Issuer to Investor (A) via the platform.
5. Investor (A) may execute the trading of its security tokens to other Investors (Investor B, C and D) via the Exchange.

4 Shariah Opinion

4.1. Pursuant to the review exercise of the Exchange, its operations and related documents, which are structured based on the underlying Shariah contract of *Ijarah*, we are of the view that the Materials and operations are in compliance with the principles of Shariah.

4.2. This Shariah endorsement is strictly in respect of Shariah matters only and any deliberations on legal aspects should be referred to an independent legal adviser.

5 Disclaimer

5.1. The above opinion is expressed to the best of our knowledge, based on our review to ensure compliance with Shariah principles.

5.2. This Shariah endorsement pertains exclusively to matters of Shariah compliance. Any legal issues or considerations should be directed to an independent legal advisor for further review and deliberation.

5.3. Green-X management has primary responsibility over the day-to-day management of the Exchange. This includes ensuring that the Exchange operations, business, affairs and activities comply, at all times, with Shariah as advised by Shariah Adviser of the Exchange.

5.4. ISRA Consulting disclaims all responsibility and liability for any loss, liability, or damage arising from the use, whether authorized or unauthorized, of the Exchange.

5.5. This renewal is valid for **one (1) year** from the date of signing. Any modifications or additional features introduced in the reviewed Materials within this period will require supplementary endorsement by ISRA Consulting.

Wan Rizaidy W Mamat Saufi
Acting Chief Executive Officer

Mohd Bahroddin Badri
Lead Consultant, Shariah Advisory